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LBB & ASSOCIATES LTD., LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cascade Springs, Ltd.

We consent to the use in this Registration Statement on Form S-1 of our report dated June 7, 2011, relating to the financial statements of Cascade Springs, Ltd., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
June 10, 2011

10260 WESTHEIMER ROAD, SUITE 310 • HOUSTON, TEXAS 77042 • TEL: (713) 877-9944 • FAX: (713) 456-2408